UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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HOUSTON WIRE & CABLE COMPANY

 (Name of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 3, 2016

To Our Stockholders:

The 2016 annual meeting of stockholders of Houston Wire & Cable Company will be held at our corporate headquarters, 10201 North Loop East, Houston, Texas 77029 on Tuesday, May 3, 2016, at 8:30 a.m., Central Time.  The annual meeting of stockholders is being held for the following purposes:

1.  To elect six directors to serve on the Board of Directors until the 2017 annual meeting of stockholders and until their successors have been elected and qualified (Proposal No. 1);

2.  To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal No. 2);

3.  To hold an advisory vote to approve the Company’s executive compensation (Proposal No. 3); and

4.  To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 7, 2016 are entitled to vote at the meeting or at any postponement or adjournment thereof.

Please act promptly to vote your shares with respect to the proposals described above.  You may vote your shares by marking, signing, dating and mailing the enclosed proxy card.  You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote in person, even if you have previously submitted a proxy.

By Order of the Board of Directors,

Nicol G. Graham
Vice President, Chief Financial Officer, Treasurer and Secretary

March 24, 2016

HOUSTON WIRE & CABLE COMPANY

10201 North Loop East

Houston, Texas 77029

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Houston Wire & Cable Company (the “Company,” “we” or “us”) for the 2016 annual meeting of stockholders that will be held at our corporate headquarters, 10201 North Loop East, Houston, Texas 77029, on Tuesday, May 3, 2016, at 8:30 a.m., Central Time, and at any postponement or adjournment thereof.  We are first mailing notice of availability of this proxy statement and the accompanying proxy card and 2015 annual report to stockholders (which includes our annual report on Form 10-K for the year ended December 31, 2015), on or about March 24, 2016.

ABOUT THE MEETING

What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on at the 2016 annual meeting of our stockholders.  Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders.  The proxy statement is also the document used by our board to solicit proxies to be used at the 2016 annual meeting.  Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting.  The board has designated James L. Pokluda III and William H. Sheffield as proxies, who will vote the shares represented by proxies solicited by the board at the annual meeting in accordance with the stockholders’ instructions.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

•	the election of six directors, each to serve until the next annual meeting and until a successor is duly elected and qualified (Proposal No. 1);

•	the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal No. 2);

•	the approval of our executive compensation on an advisory basis (Proposal No. 3); and

•	any other business properly coming before the annual meeting and any adjournment or postponement thereof.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 7, 2016, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting.  If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 10201 North Loop East, Houston, Texas 77029, during normal business hours for a period of ten days before the annual meeting and at the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered a stockholder of record with respect to those shares.  If this is the case, we have sent or provided the stockholder proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee (also known as held “in street name”), you are considered the “beneficial holder” of the shares, and your brokerage firm, bank or other nominee is the stockholder of record.  If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee.  As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares.  Please contact your broker, bank or other nominee for instructions on how to vote any shares you beneficially own.

Who can attend the meeting?

All stockholders of record as of March 7, 2016, or their duly appointed proxies, may attend the meeting.  If you hold your shares in street name, you will need to bring a copy of a brokerage or other account statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold the annual meeting.  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.  As of the record date, 16,611,014 shares of our common stock were outstanding.  Shares covered by proxies received will be considered present at the meeting for purposes of establishing a quorum.

How do I vote?

You may vote in person at the meeting or by proxy by any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet site listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

We recommend that you vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.  If you vote by proxy, your shares will be voted as you direct on the proxy card, by telephone or via the Internet.  If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person, even if you previously sent in a proxy card or voted by telephone or via the Internet.

If your shares are held in street name, please refer to the information forwarded to you by your broker, bank or other holder of record to see what you must do in order to vote your shares.  If you are a street name stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I change my vote after I give my proxy?

You can revoke your proxy, whether it was given by telephone, Internet or mail, before it is voted by:

•	Delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy before or at the annual meeting and prior to voting;

•	Delivering a new proxy bearing a later date by telephone, via the Internet or by submitting a duly executed proxy card; or

•	Voting in person at the annual meeting.

The last vote you submit chronologically (by any means) will supersede all prior votes.

The powers of the proxy holders with regard to your shares will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not, by itself, revoke a previously granted proxy.

How many votes are required for the proposals to pass?

Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the annual meeting.  Directors are elected by a plurality vote, meaning that the six director nominees receiving the greatest numbers of votes will be elected.  The approval of a majority of the votes present, in person or by proxy, at the annual meeting and entitled to vote is required to ratify the selection of our independent public accounting firm and to approve our executive compensation.

How are abstentions and broker non-votes treated?

If a stockholder withholds authority to vote on the election of directors, it will have no effect on the vote. If a stockholder abstains from voting on any other proposal, it will have the same effect as a vote against that proposal.

Broker non-votes with respect to any proposal will have no effect on the outcome of the vote on that proposal.  A “broker non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy.  If no specific instructions are given, validly submitted proxies will be voted “FOR” the election of all six nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and “FOR” the approval of our executive compensation.

Will anyone contact me concerning this vote?

No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.  If done, such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

What are the board’s recommendations?

The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board unanimously recommends that you vote:

•	“FOR” the election of each nominee for director (see page 8);

•	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm (see page 30); and

•	“FOR” the approval of the compensation of our named executive officers (see page 30);

What happens if additional matters are presented at the annual meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting.  If you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the board or, if no recommendation is given, in their own discretion.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes.  A representative of Schiff Hardin LLP, the Company’s legal counsel, will be the inspector of elections.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock for each stockholder who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Royce & Associates, LLC (1)
745 Fifth Avenue
New York, NY 10151	1,509,971	9.1%

FMR LLC (2)
245 Summer Street
Boston, MA 02210	1,425,883	8.6%

Rutabaga Capital Management, LLC (3)
64 Broad Street, 3rd Floor
Boston, MA 02109	1,151,189	6.9%

Nierenberg Investment Management Company, Inc.(4)
19605 NE 8th St, Camas
Camas, WA 98607	973,616	5.9%

Dimensional Fund Advisors LP (5)
6300 Bee Cave Road, Building One
Austin, TX 78746	920,050	5.5%

(1)	As reported in an amendment to Statement on Schedule 13G filed with the SEC on behalf of Royce & Associates, LLC on January 13, 2016. Royce & Associates, LLC is deemed to be the beneficial owner of these shares as a result of its acting as investment adviser to various accounts. Royce & Associates LLC had sole voting and sole dispositive power for all 1,509,971 shares reported as beneficially owned.

(2)	As reported in an amendment to Statement on Schedule 13G filed with the SEC on behalf of FMR LLC and Abigail P. Johnson, its chairman, on February 12, 2016. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is deemed to be the beneficial owner of these shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. One of those investment companies, Fidelity Low-Priced Stock Fund, beneficially owned 1,141,600 shares, or 6.9%, of our common stock. Fidelity Management & Research Company had sole voting power with respect to 284,283 shares, shared voting power with respect to no shares and sole dispositive power with respect to all 1,425,883 shares reported as beneficially owned.

(3)	As reported in the Statement on Schedule 13G filed with the SEC on behalf of Rutabaga Capital Management, LLC on February 11, 2016. Rutabaga Capital Management, LLC is deemed to be the beneficial owner of these shares as a result of its acting as investment adviser to various clients. Rutabaga Capital Management, LLC had sole voting power with respect to 909,589 shares, shared voting power with respect to 241,600 shares and sole dispositive power with respect to all 1,151,189 shares reported as beneficially owned.

(4)	As reported in an amendment to Statement on Schedule 13G filed with the SEC on behalf of Nierenberg Investment Management Company, Inc., on February 16, 2016. Nierenberg Investment Management Company, Inc. is deemed to be the beneficial owner of these shares on behalf of various investment companies registered under the Investment Company Act of 1940. Nierenberg Investment Management Company, Inc. had shared voting and shared dispositive power with respect to all 973,616 shares reported as beneficially owned.

(5)	As reported in an amendment to Statement on Schedule 13G filed with the SEC on behalf of Dimensional Fund Advisors LP on February 9, 2016. Dimensional Fund Advisors LP is deemed to be the beneficial owner of these shares as a result of its acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Dimensional Fund Advisors LP has sole voting power with respect to 879,474 shares, shared voting power with respect to no shares and sole dispositive power with respect to all 920,050 shares reported as beneficially owned.

The following table sets forth the beneficial ownership of shares of our common stock for (i) each of our directors and nominees, (ii) each of our executive officers named in the Summary Compensation Table on page 23 and (iii) all of our directors and executive officers as a group. Except as noted below, the nature of beneficial ownership for shares shown in this table is sole voting and sole dispositive power. The information below is as of March 7, 2016, unless otherwise indicated.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned		Shares Under Options/RSUs Exercisable/Vesting Within 60 Days		Total Number of Shares	Percent of Class
Michael T. Campbell	12,044	(1)	45,416		57,460	*
I. Stewart Farwell	15,000		55,416		70,416	*
James L. Pokluda III	91,636		36,864		128,500	*
Mark A. Ruelle	-		9,707		9,707	*
Wilson B. Sexton	65,000		55,416	(4)	120,416	*
William H. Sheffield	10,000	(2)	55,416		65,416	*
G. Gary Yetman	-		7,287		7,287	*
Nicol G. Graham	183,606	(3)	34,000		217,606	1.3
All directors and executive officers as a group (8 persons)	377,286		299,522		676,808	4.0

*	Less than 1%

(1)	Owned by Mr. Campbell’s individual retirement account.

(2)	Mr. Sheffield has shared voting power and shared dispositive power with respect to 7,000 of these shares.

(3)	Includes 60,772 shares owned by Mr. Graham’s individual retirement account.

(4)	Held in a revocable trust in Mr. Sexton’s name.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our amended and restated bylaws provide for each director to stand for election each year at our annual meeting and to serve until the next annual meeting and until a successor is duly elected and qualified.

At the recommendation of the Nominating and Corporate Governance Committee, the board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the annual meeting on May 3, 2016 and continuing until the 2017 annual meeting. The nominees include five independent directors, as defined in the NASDAQ Listing Rules, and the President and Chief Executive Officer of the Company. All of the nominees currently serve as members of the Board of Directors. The nominees do not include Wilson B. Sexton, who is currently serving as a director and will retire from the board at the conclusion of his current term in accordance with the retirement provisions of the Company’s Corporate Governance Guidelines.

It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named below as the directors.  Each nominee has consented to serve as a director if elected at this year’s annual meeting.  In the event any nominee is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute.  The board has no reason to believe that any nominee named below will be unable to serve if elected.

The nominees for election to the office of director, and certain information with respect to their backgrounds, are set forth below.

Nominees Standing for Election to the Board

James L. Pokluda III, age 51. Director since 2012

President and Chief Executive Officer of the Company

Mr. Pokluda was appointed President in May 2011 and Chief Executive Officer in January 2012. From 2007 until 2011, he served as Vice President – Sales and Marketing. During his 28 years with the Company, Mr. Pokluda has a demonstrated history of substantial contributions to the Company including the construction and leadership of our long-term growth plan, implementation of the National Service Center, the commercialization of our private branded products, co-leadership of the initial public offering in 2006, follow-on offering in 2007 and acquisitions. Mr. Pokluda served on the Board of Directors of Houston Electrical League (HEL) for several years, is an affiliate member of the National Association of Electrical Distributors (NAED), and a graduate of the College of Engineering at Texas A&M University. In 2012, Mr. Pokluda completed the University of Chicago’s Booth School of Business Executive Education Advanced Management Program. As the only management representative on our board, and someone with experience in all aspects of our business, Mr. Pokluda provides an insider’s perspective in board discussions about our industry and the business and strategic direction of the Company.

Michael T. Campbell, age 71. Director since 2008

Independent Director

Mr. Campbell serves on the Board of Directors of Natural Grocers by Vitamin Cottage, Inc., and the Board of Advisors of Lee Truck Equipment, Inc. (d/b/a Casper’s Truck Equipment). He performed project work as a financial and accounting consultant both individually and with Resources Connection from January 2003 to December 2005. Mr. Campbell served in the technical support department of the National Office of Deloitte & Touche LLP, and he was the lead technical accounting and auditing partner in the Denver office prior to his retirement in June 2001. Mr. Campbell is a Certified Public Accountant and holds an M.B.A. degree from the University of Michigan and a B.S. degree from the United States Military Academy. As a result, he has significant expertise with the financial reporting issues facing the Company, including SEC reporting and internal control design and implementation. Mr. Campbell also has extensive experience with mergers and acquisitions, and capital markets transactions. Mr. Campbell is recognized as both a Governance Fellow and a Certified Professional Director in the United States by the National Association of Corporate Directors.

I. Stewart Farwell, age 75.  Director since 2006

Independent Director

Prior to his retirement in April 2008, Mr. Farwell held various positions at Rheem Manufacturing Company, a leading manufacturer of central heating and cooling products, including President of the Water Heater and HVAC Divisions, Chief Operating Officer and most recently President & CEO. He is currently active in the area of strategic business consulting services. His prior experience also includes serving on the boards of various trade associations and Chairman of the Gas Appliance Manufacturers Association. With more than thirty years’ experience in global manufacturing and distribution operations, including of products with a high copper content, Mr. Farwell provides critical insight into the operational requirements of our company and its end user customers and, in particular, managing the risks presented by fluctuating commodity prices. Mr. Farwell is recognized as a Certified Professional Director in the United States by the National Association of Corporate Directors.

Mark A. Ruelle, age 54. Director since 2014

President and Chief Executive Officer, Westar Energy, Inc.

Mr. Ruelle has served as a director and President of Westar Energy, Inc., the largest electric utility in Kansas, since May 2011 and as chief executive officer since August 2011. From 2003 to 2011, he was executive vice president and chief financial officer of Westar Energy and between 1997 and 2002 served in various executive positions at Sierra Pacific Resources, Inc., the owner of the largest electric utilities in Nevada. Mr. Ruelle is currently on the Board of Directors of Westar Energy. He currently serves as a director of the Edison Electric Institute, an association of shareholder owned electric companies, as a board member of GO Topeka Economic Development Partnership, and as a trustee for the Stormont-Vail Foundation, a non-profit organization located in Kansas. Mr. Ruelle’s broad experience, including as chief executive and, previously, chief financial officer of Westar Energy, gives him an understanding of the managerial, operational and financial issues faced by a public company. His intimate knowledge of electric utility construction, operations and maintenance activities provides an exceptional understanding of an important segment of the Company’s end user market and valuable insights into customer needs and concerns.

William H. Sheffield, age 67.  Director since 2006

Independent Director

Mr. Sheffield is a corporate director and serves on the boards of directors of Canada Post Corporation and Velan Inc. and served on the board of Ontario Power Generation Inc. until 2014 and Corby Distilleries Limited until 2009. Mr. Sheffield served as Chief Executive Officer of Sappi Fine Paper from 2001 until 2003. With his knowledge of complex issues surrounding global companies and his understanding of what makes businesses work effectively and efficiently, Mr. Sheffield provides valuable insight to our board and offers particular expertise in labor relations, critical end user markets and board governance issues. He holds an MBA and a BSc, and is recognized as both a Governance Fellow and a Certified Professional Director by the National Association of Corporate Directors in the United States and the Institute of Corporate Directors in Canada.

G. Gary Yetman, age 61. Director since 2014

Former Chief Executive Officer and President, Coleman Cable, Inc.

Mr. Yetman served as the Chief Executive Officer and President of Coleman Cable, Inc. from 1999 until his retirement following the sale of Coleman Cable in 2014. Prior to that, Mr. Yetman held various senior management positions with Coleman Cable’s predecessor and within the electrical industry. Mr. Yetman’s extensive experience and proven track record within the electrical wire and cable industry make him an excellent addition to our Board of Directors. Mr. Yetman holds an M.B.A. degree from the Lake Forest Graduate School of Management and a B.S. degree from West Virginia University.

Board Recommendation and Stockholder Vote Required

The Board of Directors recommends a vote “FOR” the election of the nominees named above (Proposal No. 1 on the accompanying proxy card).

The six nominees who receive the greatest number of votes will be elected directors.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

The Company is committed to good corporate governance. We regularly review our policies and procedures, giving due consideration to current developments and “best practices.” We believe that we comply with all applicable SEC and NASDAQ rules and regulations, and we have adopted additional corporate governance practices that we believe are in the best interests of the Company and its stockholders.

Our commitment to good corporate governance can be seen through practices such as:

•	Annual election of directors

•	All independent directors, other than the CEO

•	Independent chairman of the board

•	Independent Audit, Compensation and Nomination and Corporate Governance Committees

•	Regular executive sessions of independent directors

•	Risk oversight by full board and committees

•	Regular board and committee self-evaluations

•	Annual advisory vote on executive compensation

•	Pay for performance philosophy

•	Stock ownership guidelines for directors and executive officers

•	Prohibitions on hedging, short sales and other speculative transactions

•	Related Person Transaction Policy

•	Clawback policy for incentive compensation awards

These practices and policies are described in further detail below.

Board Composition

Our Board of Directors currently consists of seven directors. Upon Mr. Sexton’s retirement at the 2016 annual meeting, the number of directors will be reduced to six. Each director is elected for a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal.  There are no family relationships between any of our directors or executive officers.  Our executive officers are elected by and serve at the discretion of the Board of Directors.

Board Leadership Structure and Risk Oversight

Since our IPO, the offices of Chairman and Chief Executive Officer of the Company have been held by different individuals. Our board is led by an independent Chairman, which since January 1, 2012, has been Mr. Sheffield. Our Chief Executive Officer, Mr. Pokluda, is the only member of the board who is not an independent director. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the board and strengthens the board’s independence from management. In addition, separating these roles allows Mr. Pokluda to focus his efforts on running our business and managing the Company in the best interests of our stockholders, while we are able to benefit from Mr. Sheffield’s experience as a member of other public company boards.

The board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities, and our board’s role is to engage in informed risk oversight. The Nominating and Corporate Governance Committee with the assistance of management compiled and prioritized a list of risks to which the Company could be subjected. It also identified the significant risks, which were then reviewed by the board and assigned to one of the standing committees of the board for oversight. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our board performs this function, including the following:

•	at its regularly scheduled meetings, the board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•	the Audit Committee assists the board in its oversight of risk management by discussing with management, particularly the Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•	through management updates and committee reports, the board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

Director Independence

The Board of Directors has determined that each person who served as a director in 2015, and each director nominee for 2016, except Mr. Pokluda is “independent” under NASDAQ Listing Rule 5605(a)(2).  Under Rule 5605(a)(2), a director is considered independent as long as he or she does not have a relationship with the Company or management which would interfere with the exercise of independent judgment in carrying out the director’s responsibilities.  The NASDAQ Listing Rules also enumerate certain relationships which preclude a finding of independence and generally provide that an individual cannot be considered independent if, among other things, he or she is a current officer or other employee of the issuer or directly or indirectly receives certain significant payments from the issuer other than in his or her capacity as a director or board committee member.

Related Person Transaction Policy

The purpose of the Related Person Transaction Policy, as adopted by the Board of Directors, is to provide for the identification, review and consideration of transactions between the Company and any related person. "Related person" means anyone who is, or within the past year was, a director, nominee for director or executive officer of the Company or greater than five percent beneficial owner of the Company's voting securities or any member of their immediate families.

Under the Policy, any related person transaction must be reviewed, considered, and approved or ratified by the Audit Committee of the Board of Directors directly or through the Chairman of the Audit Committee. The Policy applies to all related person transactions, even if the amount involved does not exceed the $120,000 threshold required for disclosure under the SEC rules. Review of a proposed related person transaction takes into consideration the purpose of, and the potential benefits to the Company from, the related person transaction, and the impact of the related person transaction on a director's independence in the event that the related person is a director or an immediate family member of a director. No member of the Audit Committee may participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The Policy provides that the Company may undertake certain pre-approved related person transactions (e.g., transactions in which the related person's interest derives solely from his or her service as a director of another corporation or entity that is a party to the transaction) without further specific review, consideration and approval. The Company engaged in no related party transactions in 2015.

Board Meetings

The board met nine times during 2015.  Each person who was a director during 2015 attended at least 75% of the meetings of the board and of the committees on which he served during the period he was a director. Absent special circumstances, each director is expected to attend the annual meeting of stockholders. All of the directors serving at the time attended the 2015 annual meeting of stockholders.

Executive Sessions

The Company’s Corporate Governance Guidelines require the independent directors to meet in executive sessions separate from management at least two times a year.  The independent directors met in executive sessions five times during 2015.

Committees Established by the Board of Directors

The board has three standing committees: (1) Audit Committee; (2) Nominating and Corporate Governance Committee; and (3) Compensation Committee. As Chairman of the Board, Mr. Sheffield is not a member of any standing committee, but he attends all committee meetings on an ex officio basis.

 Audit Committee. The Audit Committee consists of Messrs. Campbell, Ruelle and Sexton, each of whom is independent for purposes of Rules 5605(a)(2) and (c)(2) of the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Mr. Campbell serves as the Chairman. Each of the Audit Committee members is financially literate as determined by our board in its business judgment. The board has also determined that Mr. Campbell is an “audit committee financial expert,” as such term is defined under the applicable SEC rules.

The Audit Committee met four times in 2015. The Audit Committee operates under a charter approved by the Board of Directors, which can be found on the “Investor Relations” section of our website at http://www.houwire.com. Copies will be provided to stockholders upon request.

The principal duties and responsibilities of the Audit Committee are to assist the board in its oversight of:

•	the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

•	the independent auditors’ qualifications and independence; and

•	the performance of the independent auditors.

Our Audit Committee is also responsible for:

•	maintaining free and open communication among the committee, the independent auditors and management of the Company;

•	reviewing and approving related person transactions; and

•	preparing the report required to be prepared pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement.

The Audit Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of counsel, accountants or other experts and advisors, as it deems necessary or appropriate. In 2014, the Audit Committee requested audit proposals for each of the three years ending December 31, 2017, from five independent accounting firms, including the incumbent independent auditors. After reviewing the proposals and considering the qualifications and fees of each of the firms, the Committee decided to retain the incumbent as its independent accounting firm for 2015 and recommends the incumbent be retained for 2016, subject to annual stockholder ratification. See “Report of the Audit Committee” on page 28.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Messrs. Campbell, Farwell, Ruelle and Yetman.  Mr. Ruelle serves as the Chairman.  The board has determined that all committee members are independent for purposes of Rule 5605(a)(2) of the NASDAQ Listing Rules.

The Nominating and Corporate Governance Committee met four times in 2015.  The Nominating and Corporate Governance Committee operates under a charter approved by the Board of Directors, which can be found on the “Investor Relations” section of our website at http://www.houwire.com. Copies will be provided to stockholders upon request.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are to:

•	identify persons that the Committee believes are qualified to be directors of the Company and consider and evaluate other candidates for director brought to the attention of the Committee, including persons nominated by stockholders in accordance with the nomination procedures specified in the Company’s By-laws or otherwise recommended by stockholders;

•	recommend to the board (a) the nominees for election as directors at each annual meeting of stockholders or at any special meeting of stockholders at which directors are to be elected and (b) the persons to be appointed by the board to fill any vacancy on the board (including any vacancy resulting from an increase in the size of the board);

•	review the committee structure of the board and the membership of the board committees, and recommend to the board nominees for appointment to each of the committees;

•	review and reassess, at least annually, the adequacy of the Company’s Corporate Governance Guidelines and recommend to the board for approval any changes that the Committee deems necessary or appropriate;

•	review any proposals properly submitted by stockholders for inclusion in the Company’s proxy statement and recommend to the board any action to be taken in response to such proposals; and

•	oversee the annual evaluation of the board.

In screening and recommending candidates as directors of the Company, the Nominating and Corporate Governance Committee considers the nature of the expertise and experience required for the performance of the duties of a director of a corporation engaged in the Company’s business and such matters as the relevant business and industry experience, professional background, age, current employment, community service and other board service of candidates for directors, as well as the racial, ethnic and gender diversity of the board. The committee seeks to identify, as candidates for director, persons with a reputation for and record of integrity and good business judgment who (1) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, (2) are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders, and (3) are willing and able to make the necessary commitment of time and attention required for effective board service. The Nominating and Corporate Governance Committee also takes into account the candidate’s level of financial literacy. The Nominating and Corporate Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively.  The Nominating and Corporate Governance Committee will consider nominees for our Board of Directors recommended by stockholders, using the same criteria as for other candidates.

The Nominating and Corporate Governance Committee has the authority to retain a search firm to be used to identify director candidates.  The Nominating and Corporate Governance Committee has the authority to retain and terminate any such search firm, including authority to approve the firm’s fees and other retention terms.  The Nominating and Corporate Governance Committee also has authority to retain other advisors.  The Company will provide for appropriate funding, as determined by the Nominating and Corporate Governance Committee, for payment of compensation to any search firm or other advisors.

Stockholder Recommendations for Director Nominations.  As noted above, the Nominating and Corporate Governance Committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders.  For information on how to nominate a person for election as a director at the 2017 annual meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2017 Annual Meeting.”  The Nominating and Corporate Governance Committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation.  Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate.  As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of the candidate, among other things.  The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of the board.

Compensation Committee. The Compensation Committee consists of Messrs. Farwell, Sexton and Yetman. Mr. Farwell serves as the Chairman. The board has determined that all committee members are (i) independent for purposes of Rules 5605(a)(2) and (d)(2) of the NASDAQ Listing Rules, (ii) “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code.

The Compensation Committee met five times in 2015.  The Compensation Committee operates under a charter approved by the Board of Directors and can be found by accessing the “Investor Relations” section of our website at http://www.houwire.com. Copies of the charter will be sent to stockholders upon request.

The principal duties and responsibilities of the Compensation Committee are as follows:

•	make recommendations to the board with respect to the CEO’s compensation level;

•	consider the Company’s performance and relative stockholder return, the value of similar incentive awards to the CEOs at comparable companies, and the awards given to the Company’s CEO in past years when determining the long-term component of the CEO’s compensation;

•	review the CEO’s recommendations on compensation of the executive officers of the Company and make recommendations to the board with respect thereto and with respect to the Company’s major compensation policies and practices;

•	administer and review the Houston Wire & Cable Company Stock Plan (the “Stock Plan”), including approving the number and distribution of awards under such plan; and

•	review and make recommendations to the board concerning management development and succession planning activities, including an appropriate successor in the event of the unexpected death, incapacity or resignation of the CEO.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it deems appropriate, provided the subcommittees are composed entirely of independent directors.  The Compensation Committee also may retain a compensation consultant or other advisors to assist in the evaluation of CEO or executive officer compensation.  The Compensation Committee has authority to approve the retention terms and terminate any such consulting firm.  The Company will provide for appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors employed by the Compensation Committee. The Compensation Committee was not advised by any consultant in 2015.

The CEO may not be present during any deliberations on his compensation.

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines encouraging each director and executive officer to invest in the Company’s common stock. The recommended level for an independent director is an amount equal to three times an independent director’s annual cash retainer, for the CEO, is an amount equal to two times his base salary and for the CFO, is an amount equal to one time his base salary. The amount invested includes the grant date value of shares of restricted stock and restricted stock units. The recommended ownership level should be achieved within five years after becoming a director or executive officer. All of the current directors and executive officers, with the exception of Messrs. Ruelle and Yetman (both appointed in 2014), meet the ownership guidelines.

Directors’ transactions in the Company’s common stock are subject to the Company’s Insider Trading Policy. That policy prohibits the Company’s directors, officers and employees from participating in aggressive or speculative transactions with respect to the Company’s stock, including short sales and hedging strategies.

Clawback Policy

The Board of Directors has adopted an Incentive Compensation Recoupment Policy entitling the Company to recover certain cash or equity based incentive compensation paid to officers (including the CEO and the CFO) in the event of a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements, regardless of fault, or certain acts of misconduct by the officer. Recoupment covers any incentive compensation that is awarded or paid or that vest within 36 months preceding the date of the restatement or 36 months following the occurrence of the misconduct.

Communications with Directors

Stockholders may communicate any concerns they have regarding the Company, including recommendations of candidates for director, to the Board of Directors or to any member of the board via web form by accessing the investor relations section of our website at http://www.houwire.com and clicking on the “Corporate Governance” and “Contact the Board” links, through our Corporate Governance Hotline at 866-373-6359 or by writing to them at the following address:

Houston Wire & Cable Company

Attention: [Board of Directors]/[Board Member]

c/o Chief Financial Officer

10201 North Loop East

Houston, TX  77029

Communications directed to the independent directors should be sent to the attention of the Chairman of the Nominating and Corporate Governance Committee, c/o Chief Financial Officer, at the address indicated above.

Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls or other audit matters that he or she wishes to bring to the attention of the Audit Committee may communicate those concerns to the Audit Committee or its Chairman, using the address indicated above.

The independent directors of the Company have unanimously approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to the Board of Directors. Any written communication regarding accounting, internal accounting controls, or other matters are processed in accordance with procedures adopted by the Audit Committee.

Code of Business Conduct

The board has adopted a Code of Conduct, most recently updated in March 2014 and reviewed annually, a copy of which may be found by accessing the investor relations section of our website at http://www.houwire.com and clicking on the “Corporate Governance” link.  Under the Code of Conduct, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including but not limited to the following:

•	Our directors, officers and employees are required to avoid situations in which their personal, family or financial interests conflict with those of the Company;

•	Our directors, officers and employees must refrain from engaging in any activities that compete with the Company, or which may compromise its interests;

•	Our directors, officers and employees must refrain from taking any business or investment opportunity discovered in the course of employment with or service to the Company that the director, officer or employee knows, or should have or has reason to know, would benefit the Company; and

•	Our directors, officers and employees must comply with all applicable governmental laws, rules and regulations.

We are also committed to ensuring that all disclosures in reports and documents that the Company files with the SEC, as well as other public communications made by the Company, are full, fair, accurate, timely and understandable.  Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employees to obey the law.  Any violation of applicable law or any deviation from the standards embodied in the Code of Conduct will result in appropriate corrective and disciplinary action, up to and including termination of employment.

DIRECTOR COMPENSATION

Each independent member of the Board of Directors receives an annual cash retainer of $50,000, paid quarterly. The Chairman of the Board receives an additional fee of $40,000 per year, and the Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees receive additional annual fees of $10,000, $7,500 and $5,000, respectively, also paid quarterly. There are no additional fees for meeting attendance. Mr. Pokluda does not receive any additional compensation for his service as a director.

In addition, upon election or reelection to the board, each independent director receives a grant of restricted stock units having a fair market value of $50,000, based on the price of the Company’s common stock on the date of grant. The restricted stock units vest on the date of the Company’s annual meeting of stockholders the following year and are settled in shares of common stock at such time as the independent director’s service on the board terminates for any reason. Any dividends declared on the common stock during the term of the restricted stock units will be accrued and paid to the director when the restricted stock units are settled. The restricted stock units are in lieu of stock options, which the Company granted to directors prior to 2011.

We reimburse members of our Board of Directors for any out-of-pocket expenses they incur in connection with services provided as directors.  The Nominating and Corporate Governance Committee has adopted a policy encouraging each director to devote at least one day each year to director education and we pay for the cost of attending continuing education programs, up to $5,000 per director per year. Perquisites paid or provided to individual directors in 2015 were significantly less than the SEC’s minimum threshold for disclosure ($10,000).

The following table sets forth all compensation paid to each of our non-employee directors in 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Michael T. Campbell	60,000	50,000	110,000
I. Stewart Farwell	55,625	50,000	105,625
Mark A. Ruelle	51,250	50,000	101,250
Wilson B. Sexton	50,000	50,000	100,000
William H. Sheffield	90,000	50,000	140,000
Scott L. Thompson(2)	43,125	-	43,125
G. Gary Yetman	50,000	50,000	100,000

(1)	This column shows the aggregate grant date fair value of the restricted stock unit awards granted on May 5, 2015 based on the closing price of the Company’s common stock on the date of grant, in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718.

(2)	Mr. Thompson resigned from the board effective September 17, 2015 due to the demands of a new position. As a result, he forfeited the $50,000 of restricted stock units granted to him on May 5, 2015.

The following table sets forth the aggregate number of restricted stock units and stock options for each of our non-employee directors outstanding as of December 31, 2015. For information regarding Mr. Pokluda’s outstanding equity awards, see the 2015 Outstanding Equity Awards at Fiscal Year End table.

Name	Stock Options	Restricted Stock Units
Michael T. Campbell	25,000	20,416
I. Stewart Farwell	35,000	20,416
Mark A. Ruelle	-	9,707
Wilson B. Sexton	35,000	20,416
William H. Sheffield	35,000	20,416
G. Gary Yetman	-	7,287
Total	130,000	98,658

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement is intended to provide stockholders with information about the compensation awarded in fiscal 2015 to the Company’s executives, including our “named executive officers.” Our named executive officers are James L. Pokluda III, President & Chief Executive Officer, and Nicol G. Graham, Chief Financial Officer.

2015 Executive Compensation

•	Executive compensation is based on (1) base salary, (2) variable incentive cash bonuses and (3) long-term, equity-based incentive awards.

•	Our variable incentive cash bonuses for 2015 were based solely on achieving EBITDA targets. In 2015, our EBITDA was $8.9 million, which was less than the $26.5 million threshold established for the year under our Senior Management Bonus Program or the threshold under our CEO’s employment agreement.

Objectives of Compensation Program

Our compensation program aims to attract, motivate and retain qualified, energetic employees who are enthusiastic about our mission and culture. A further objective of our compensation program is to provide incentives and reward each employee for his or her contribution to the Company. In addition, we strive to promote an ownership mentality among key leadership and the Board of Directors. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each employee’s contribution to the Company. In measuring an officer’s contributions, the Compensation Committee considers a number of factors, including our profitable growth and the achievement of financial performance targets. The total compensation package for each member of our senior management includes incentive compensation that is based primarily on the achievement of financial performance targets. Through 2014, operating income was the primary basis for determining incentive compensation, and revenue growth and inventory turns were secondary factors. For 2015, the Compensation Committee decided to replace the three factors with a single performance measure: EBITDA (earnings before interest, income taxes, depreciation and amortization). Each December, the Compensation Committee established targets for each applicable factor for the upcoming fiscal year based in part upon the incremental improvement in those measures over the prior fiscal year. We have not used stock price performance as a factor in determining annual compensation, because the price of our common stock is subject to a variety of factors outside our control. As discussed below, for 2016 the Compensation Committee has decided to replace the single factor (EBITDA) with three performance measures: EBITDA, Sales of Targeted Products and Working Capital Efficiency. The Committee retains full discretion to adjust the EBITDA amount in the event the Company makes an acquisition during the year or to reflect unusual items.

Elements of the Company’s Compensation Plan and How Each Element Relates to Our Objectives

Annual senior management compensation consists of a base salary component, an incentive component and equity awards, which may include stock options and restricted stock.

Base Salary.  We seek to provide our senior management with a level of a base salary in the form of cash compensation appropriate to their roles and responsibilities. Base salaries for members of our senior management are established based on each officer’s qualifications and experience, scope of responsibilities, future potential and past performance. We do not target a particular percentile of compensation paid by any peer group. Base salaries are reviewed annually and adjusted as necessary to realign salaries with market levels, after taking into account individual responsibilities, performance and experience.

Incentive Cash Bonuses.  Our practice is to award incentive cash bonuses to our senior management based upon performance objectives of the Company.

Under Mr. Pokluda’s employment agreement as in effect for 2015, his potential bonus was based on achieving a performance target for the applicable fiscal year, as follows:

•	If we achieved less than 93% of the target for the fiscal year, then no incentive bonus would be paid for that fiscal year.

•	If we achieved 93% of the target, then the incentive bonus would be equal to 10% of the base salary as of the end of the year.

•	If we achieved 100% of the target for the fiscal year, then the incentive bonus would be equal to 25% of the base salary as of the end of that year.

•	If we achieved 114% of the target for the fiscal year, then the incentive bonus would be equal to 50% of the base salary as of the end of that year.

•	If we achieved 128% of the target for the fiscal year, then the incentive bonus would be equal to 75% of the base salary as of the end of that year.

•	If we achieved a percentage of the target for the fiscal year that is between any two of the 93%, 100%, 114% or 128% thresholds referred to above, then the incentive bonus would be a percentage of the base salary for that fiscal year calculated on a straight line basis between the percentages that would apply at those two thresholds.

Under Mr. Pokluda’s agreement, the Board of Directors (or the Compensation Committee) establishes the specific performance targets for Mr. Pokluda, normally no later than sixty days after the beginning of each fiscal year. Mr. Pokluda has to agree with the performance target established and the performance target has to be consistent with our business plan approved by the board for such fiscal year. For 2015, the Compensation Committee established the performance target under Mr. Pokluda’s agreement as achieving EBITDA of $26.5 million.  Our 2015 EBITDA was $8.9 million, which is less than 93% of the target, so Mr. Pokluda was not entitled to receive, and did not receive, an incentive bonus for 2015.

For 2015, Mr. Graham (and all members of senior management, other than Mr. Pokluda) participated in our Senior Management Bonus Program.  For each participant under the program, the potential bonus award was based on the participant’s salary at the end of the year.  In order for any bonus to be paid for 2015, we needed to achieve the EBITDA threshold of $26.5 million set by the Compensation Committee for the year.  If the threshold was met, then the participant was entitled to receive a “basic” bonus equal to a percentage (ranging from 0% to 50%) of his or her salary, depending on our performance with respect to the EBITDA targets.  For 2015, all of the bonus was based on performance against the EBITDA targets for operating income (the target for a minimum payout was $26.5 million and for a maximum payout was $32.5 million) and was calculated on a pro rata, straight line basis between the 0% and 50% level, once the specific target was met.

The maximum bonus payable could not exceed 50% of the participant’s base salary.  Under the program, all bonuses are payable the year following the year for which performance is being measured, after receipt of (and subject to) the audit of the financial statements for the relevant year.  No award is payable under the program for any full or partial year to a participant whose employment terminates prior to the time the bonus is paid. In all cases, the payment is at the discretion of the Compensation Committee, and the Compensation Committee retains the right to terminate a participant’s participation in the bonus program at any time, in which case no bonus may be paid.

In 2015, we did not attain the minimum operating income threshold under the Senior Management Bonus Program, and therefore senior management was not entitled to receive a bonus under the terms of the program.

 Equity Awards. In addition to base salary and incentive compensation, each member of our senior management is eligible to receive stock option and restricted stock grants under our stock plan. We believe that through our broad-based plan, the economic interests of our employees, including our executives, are more closely aligned to those of the stockholders. The number of stock options or shares of restricted stock granted to each executive officer is made on a discretionary basis by the Compensation Committee after consideration of the CEO’s recommendations, rather than pursuant to a formula.

How the Company Chose Amounts and/or Formulas for Each Element

In 2011, our Compensation Committee engaged Towers Watson to provide to the Compensation Committee an executive compensation analysis summarizing data from published surveys and peer company proxy filings. The Compensation Committee used the Towers Watson analysis to gain a market perspective with respect to a compensation package for Mr. Pokluda and other potential additions to the Company’s management team.

The Compensation Committee reviewed the data provided by Towers Watson and then entered into negotiations with Mr. Pokluda regarding a multi-year employment agreement and compensation package. During these negotiations, the committee considered Mr. Pokluda’s tenure with the Company, his contributions to the Company’s growth and his performance in positions of ever-expanding responsibility. On December 20, 2011, the Company and Mr. Pokluda entered into an employment agreement that became effective January 1, 2012 for a term that originally extended until December 31, 2015. The 2011 employment agreement provided for (1) a base salary of $400,000 per year, subject to annual reviews and increases (but not decreases) by the board, (2) an annual bonus opportunity of up to 75% of base salary (50% of base salary at target) based on achieving at least 85% of a performance target for the applicable fiscal year, (3) continued participation in the Company’s Stock Plan and (4) entitlement to all benefits generally available to the Company’s other executive employees. Effective January 1, 2015, the Company and Mr. Pokluda entered into an Amended and Restated Employment Agreement that increased the base salary to $430,000, extended the term of employment and revised the severance provisions. See “Employment Arrangements and Payments upon Termination of Employment.” In addition, in December 2011, 2012 and 2013, Mr. Pokluda received grants of stock options and restricted stock, most of which was performance-based. The committee believes that these grants align Mr. Pokluda’s compensation with the interests of stockholders and, due to the delayed vesting schedule, assist in retaining Mr. Pokluda as our President and Chief Executive Officer.

In considering the grant for December 2014, the Compensation Committee recognized that Mr. Pokluda would not realize any value from the performance based grant made in 2012 and was unlikely to realize value from the grant made in 2013, because the performance targets were not or could not be met. Rather than continue to grant large awards that are contingent on performance in an uncertain market, the committee decided to grant a more modest award that Mr. Pokluda could be more likely to receive. On December 8, 2014, Mr. Pokluda received a grant of 12,336 shares of restricted stock, which vests in equal one third installments on December 8, 2015 through 2017 and is not subject to any performance measures. Also on December 8, 2014, in connection with his agreeing to an amended and restated employment agreement, Mr. Pokluda received a grant of 4,112 shares of restricted stock, which vested on December 8, 2015. On December 15, 2015 Mr. Pokluda received a grant of 28,090 shares of restricted stock, which vest in equal one third installments on December 15, 2016 through December 15, 2018.

Each executive officer’s current and prior compensation is considered in setting future compensation. The elements of our plan (base salary, bonus, stock options and restricted stock) are similar to the elements used by many companies.  We do not have a formula for allocating between cash and non-cash compensation. In considering annual stock plan grants in December 2015, the committee recognized the Company’s performance in 2015, despite extremely difficult market conditions and determined to grant restricted stock awards to Mr. Graham and other members of senior management for 2015, as an equity incentive. Mr. Graham received a grant of 3,500 shares of restricted stock, which vests in equal one third installments on December 15, 2018 through 2020.

Our chief executive officer provides recommendations to the Compensation Committee regarding most compensation matters, including compensation of other members of key management.

With respect to current employees, we establish stock plan grant dates well in advance of any actual grant. The timing of each grant is determined to coincide with a scheduled meeting of our Board of Directors and its Compensation Committee and, except in highly unusual circumstances, we will not allow discretionary grants at other dates. The grant date is established when our Compensation Committee approves the grant and all key terms have been determined. The exercise price of each of our stock options is the market closing price on the grant date. If at the time of any planned stock plan grant any member of our Board of Directors or any executive officer is aware of material non-public information, we would not generally make the planned grant. In such event, as soon as practical after material information is made public, the Compensation Committee would call a special meeting and otherwise take all necessary steps to authorize the delayed grant. Regarding the grant process, the Compensation Committee does not delegate any related function, and executive officers are not treated differently from other employees.

At our 2015 annual meeting of stockholders, we held a non-binding advisory vote on our executive compensation. Over 96% of the outstanding shares voted to approve our executive compensation. Given this high percentage of votes in favor of our executive compensation, the Compensation Committee determined not to make any significant changes in our compensation practices for 2016.

2016 Compensation

Effective January 1, 2016, the Compensation Committee increased Mr. Pokluda’s annual salary to $440,000 and Mr. Graham’s annual salary to $246,764. In addition, for 2016, incentive cash bonuses for both Mr. Pokluda and the Senior Management Bonus Program will be based upon three performance measures: EBITDA, Sales of Targeted Products and Working Capital Efficiency (with relative weightings of 60%, 20% and 20%, respectively) and to provide bonus opportunities ranging from 0% to 75%. Under Mr. Pokluda’s employment agreement, no bonus will be payable if we fail to achieve at least the threshold performance target; if we achieve the threshold performance target, a bonus of 10% of Mr. Pokluda’s base salary will be payable, increasing proportionally to a maximum bonus of 75% of base salary at the highest performance target. The Senior Management Bonus Program for 2016 operates in a similar manner, except that the maximum bonus will be 50% of base salary, and it is reached at the same performance level as would entitle Mr. Pokluda to a bonus of 75% of his base salary.

Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Section 162(m) of the Internal Revenue Code imposes a limitation on tax deductions of any publicly-held corporation for compensation paid to certain executives in excess of $1,000,000 in any taxable year, unless the compensation is performance-based. Section 409A of the Internal Revenue Code addresses certain nonqualified deferred compensation benefits payable to an executive and provides that, if such benefits do not comply with Section 409A, they will be taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Employment Arrangement

On January 1, 2015, we entered into an amended and restated employment agreement with Mr. Pokluda, our President and Chief Executive Officer. The amended agreement extends the original agreement through December 31, 2016 and provides for automatic one-year extensions thereafter, subject to either party giving 12 months’ prior written notice to the contrary. The amended agreement provides for a base salary of $430,000 per year, subject to annual reviews and increases (but not decreases) by our board, and an annual bonus opportunity of up to 75% of base salary, as described above. Mr. Pokluda’s agreement provides for reimbursement of reasonable business expenses, the employment benefits generally available to our executives and four weeks of vacation per year. Mr. Pokluda may participate in our Stock Plan. Under the employment agreement, if the Company terminates Mr. Pokluda’s employment without cause, or if Mr. Pokluda terminates his employment for good reason, Mr. Pokluda will be entitled to receive as severance the payments described under “Potential Payments upon Termination of Employment or Change in Control of the Company” below. The employment agreement limits Mr. Pokluda’s ability to compete with the Company for a period of one year following the termination of his employment for any reason or two years if he is receiving severance benefits due to a qualifying termination prior to a change in control.

Our other members of senior management are elected by and serve at the discretion of the Board of Directors.

Potential Payments upon Termination of Employment or Change in Control of the Company

Under his Amended and Restated Employment Agreement with the Company, Mr. Pokluda is entitled to certain benefits upon his termination of employment from the Company. These benefits are in addition to the benefits to which the executive officers would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). The incremental benefits are described below.

Termination Prior to a Change in Control.  If prior to a Change in Control (as defined in Mr. Pokluda’s employment agreement) Mr. Pokluda’s employment is terminated by the Company without Cause, Mr. Pokluda terminates his employment for Good Reason, or his employment terminates due to Disability, he is entitled to (i) continued payment of then current base salary for 24 months, (ii) two payments, each equal to the amount of his incentive bonus for the most recently completed fiscal year, paid when incentive bonuses for the two following years are paid to other executive employees, (iii) immediate vesting of a percentage of the 64,330 stock options granted in 2011 and the 26,576 shares of restricted stock granted in 2011 equal to the percentage of the applicable vesting period elapsed as of the date of termination, and (iv) continued participation in the Company’s health plan for 36 months (provided that COBRA is elected) with the premiums for the first 18 months at active employee rates.  Except as provided in the preceding sentence, equity awards will vest pursuant to the terms of our Stock Plan.

Termination Following a Change in Control.  If following a Change in Control (as defined in Mr. Pokluda’s employment agreement) Mr. Pokluda’s employment is terminated by the Company without Cause or Mr. Pokluda terminates his employment for Good Reason, he is entitled to (i) the same benefits as in the case of termination prior to a Change in Control, except that the 24 months of base salary and two years of incentive bonuses are payable in a lump sum within ten days after termination, and (ii) full vesting of the outstanding equity awards granted to him prior to amendment of our Stock Plan in February 2014.  If any excise tax would be triggered by the benefits paid to Mr. Pokluda, and the after-tax value of the benefits is less than the value of the benefits reduced so that no excise tax is payable, then the benefits will be reduced accordingly.

Termination Due to Death.  If Mr. Pokluda’s employment is terminated due to his death, his estate will be entitled to a pro rata portion of the bonus payable for the year of termination had he remained employed through the end of the year, and his surviving spouse and dependents can elect continued participation in the Company’s health plan for 36 months (provided that COBRA is elected) with the premiums for the first 18 months at active employee rates.  Equity will vest pursuant to the terms of our Stock Plan.

In each case, benefits are conditioned on the execution of a release of claims, and Mr. Pokluda is subject to a two-year non-compete restriction.

Under Mr. Pokluda’s amended employment agreement, the terms “Cause,” “Disability” and “for Good Reason” are defined as follows:

“Cause” shall exist if there is (i) a material neglect by Mr. Pokluda of his assigned duties, which includes any failure to follow the written direction of the board or to comply with the Company’s code of ethics or written policies, or repeated refusal by Mr. Pokluda to perform his assigned duties, in each case other than by reason of disability, which continues for 30 days following receipt of written notice from the board; (ii) the commission by Mr. Pokluda of any act of fraud or embezzlement against Company or any of its affiliates or the commission of any felony or act involving dishonesty; (iii) the commission by Mr. Pokluda of any act of moral turpitude which actually causes financial harm to the Company or any of its affiliates; (iv) a material breach by Mr. Pokluda of the confidentiality provisions of the employment agreement or any other confidentiality or non-disclosure agreement of Mr. Pokluda with the Company; or (v) Mr. Pokluda’s commencement of employment with another company while he is an employee of the Company without the prior consent of the board.

“Disability” means, in the sole judgment of the board, Mr. Pokluda’s inability to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“For Good Reason” shall mean voluntary termination of the employment agreement by Mr. Pokluda if, without the prior consent of Mr. Pokluda: (a) the Company shall relocate its principal executive offices to a location outside the Houston, Texas metropolitan area; (b) there is a material reduction by the Company in Mr. Pokluda’s responsibilities, duties, authority, title or reporting relationship; or (c) the Company acts in any way that would materially reduce Mr. Pokluda’s base salary or if the Company adversely affects Mr. Pokluda’s participation in or materially reduces Mr. Pokluda’s benefit under any benefit plan of the Company in which Mr. Pokluda is participating; provided, however, that termination for Good Reason by Mr. Pokluda shall not be permitted unless (x) Mr. Pokluda has given the Company at least 30 days’ prior written notice that he has a basis for a termination for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (y) the Company has not remedied such facts and circumstances constituting Good Reason within such 30-day period.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the SEC.

The Compensation Committee of the Company states that the committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted on behalf of the members of the Compensation Committee:

I. Stewart Farwell, Chairman
Wilson B. Sexton
G. Gary Yetman

Dated: March 7, 2016

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Farwell, Sexton and Yetman. Mr. Farwell serves as the Chairman. None of the members of the Compensation Committee is or ever was an officer or employee of the Company or any of its subsidiaries, and none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the Company’s Board of Directors or Compensation Committee.

Compensation Tables

Summary Compensation Table

The following table and related notes set forth information concerning the compensation paid to our Chief Executive Officer and President and our Chief Financial Officer for fiscal years 2015, 2014 and 2013. Because our Chief Executive Officer and President and our Chief Financial Officer are our only executive officers, the following compensation disclosures have been limited to those two individuals. We collectively refer to these executive officers throughout this section as our “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
James L. Pokluda III,	2015	445,538		150,000	-	-	12,337	607,875
President &	2014	410,000	-	200,000	-	-	15,093	625,093
Chief Executive Officer	2013	409,577	-	150,002	-	-	11,559	571,138

Nicol G. Graham,	2015	248,330	-	18,690	-	-	11,390	278,410
Chief Financial Officer	2014	230,362	34,554	30,400	-	-	3,059	298,375
	2013	228,147	-	-	-	-	11,123	239,270

(1)	Salary adjustments were effective as of January 1, 2015 for Mr. Pokluda and Mr. Graham. The amounts for 2015 differ slightly from base salary as there was an extra bi-weekly pay period in 2015.

(2)	Reflects a discretionary bonus.

(3)	This column shows the aggregate grant date fair value of the shares of restricted stock granted, computed in accordance with FASB ASC Topic 718. For performance based restricted stock, the value is based on the probable outcome of the performance conditions (no performance based restricted stock was granted in 2014 or 2015). See note 8 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the assumptions made in the valuation of these restricted stock awards.

(4)	The Company has not granted stock options since 2011.

(5)	The Company did not achieve the threshold set under Mr. Pokluda’s employment agreement or the Senior Management Bonus Program in any of the years listed. For a description of the incentive arrangements, please see “Compensation Discussion and Analysis” above.

(6)	All Other Compensation reported for Mr. Pokluda for 2015 represents a matching contribution by the Company to our 401(k) Plan of $2,650; group term life and long-term disability insurance premiums of $1,303; and personal use of an automobile of $8,384. All Other Compensation reported for Mr. Graham for 2015 represents a matching contribution by the Company to our 401(k) Plan of $2,650; group term life and long-term disability insurance premiums of $2,244; and personal use of an automobile of $6,496.

2015 Grants of Plan Based Awards

The following table sets forth information for each named executive officer with respect to (i) estimated possible payouts under non-equity incentive plan awards for 2015 and (ii) restricted stock granted in 2015.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(6)			All other stock awards: Number of shares of stock or	All other option awards: Number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
Name	Grant date(2)	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)	Threshold (#)	Target (#)	Maximum (#)	units (#)	options (#)	awards ($/Sh)	awards ($)(7)

James L. Pokluda III		-	215,000	322,500	-	-	-
	12/15/15							28,090	-	-	150,000
Nicol G. Graham		-	57,055	119,788	-	-	-	-	-	-	-
	12/15/15							3,500	-	-	18,690

(1)	The amounts in these columns reflect the estimated possible payouts for 2015 and were established under Mr. Pokluda’s employment agreement or, for Mr. Graham, the Senior Management Bonus Program adopted in December 2014. A description of the bonus terms can be found under “Compensation Discussion and Analysis” above.

(2)	The “Grant Date” reflects the date on which the Compensation Committee acted to approve the grant of the award.

(3)	Non-Equity Incentive Plan Awards – Threshold. Pursuant to our employment agreement with Mr. Pokluda, he does not receive any incentive payment unless our performance exceeds the threshold set in accordance with his agreement. Pursuant to the Senior Management Bonus Program for 2015, no amount is payable to Mr. Graham unless the minimum goal for EBITDA is met.

(4)	Non-Equity Incentive Plan Awards – Target. Pursuant to our employment agreement with Mr. Pokluda, the amount shown in this column for Mr. Pokluda represents 50% of his base salary for 2015. The Senior Management Bonus Program does not specify a target amount. Where “target” amounts are not determinable, the SEC rules require the disclosure of representative amounts based on the previous fiscal year’s performance. Accordingly, we have disclosed above in the “Target” column the amount that would be paid under our 2015 Senior Management Bonus Program to Mr. Graham based on our performance in 2014.

(5)	Non-Equity Incentive Plan Awards – Maximum. Pursuant to our employment agreement with Mr. Pokluda, the amount shown in this column for Mr. Pokluda represents 75% of his base salary for 2015, the maximum percentage of his salary that is available under his employment agreement. Pursuant to the 2015 Senior Management Bonus Program, the amount shown in this column represents 50% of Mr. Graham’s salary for 2015, the maximum percentage of salary that is available under the program.

(6)	Equity Incentive Plan Awards – No performance-based restricted stock was granted to Mr. Pokluda or Mr. Graham under our Stock Plan during 2015.

(7)	The grant date fair value of the restricted stock was computed in accordance with FASB ASC Topic 718.

2015 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each named executive officer with respect to unexercised options to purchase common stock that remained outstanding and shares of restricted stock that remained unvested at December 31, 2015.  The Company’s executive officers currently do not have any other outstanding stock awards.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(7)

James L. Pokluda III		64,330	(1)	14.11	12/20/2021	62,890	(4)	332,0597	11,338	(6)	59,865
	6,864	1,716	(2)	14.11	12/20/2021
	5,000	-		12.03	12/14/2020
	10,000	-		9.27	12/17/2018
	5,000	-		15.40	12/18/2017
	10,000	-		21.73	12/20/2016

Nicol G. Graham	4,000	1,000	(3)	14.11	12/20/2021	7,666	(5)	40,476
	5,000	-		12.03	12/14/2020
	10,000	-		9.27	12/17/2018
	5,000	-		15.40	12/18/2017
	10,000	-		21.73	12/20/2016

(1)	The options under this grant vest in two equal installments of 32,165 shares per year on December 31, 2016 and 2017.

(2)	The unvested options under this grant vest on December 14, 2016.

(3)	The unvested options under this grant vest on December 20, 2016.

(4)	These shares vest in installments of 4,112 shares on each of December 8, 2016 and 2017, 13,288 shares on each of December 31, 2016 and 2017, 9,364 shares on December 15, 2016 and 9,363 shares on each of December 15, 2017 and 2018.

(5)	These shares vest in installments of 833 shares on each of December 17, 2016 and 2017, 834 shares on December 8, 2017, 833 shares on each of December 8, 2018 and 2019, 1,167 shares on each of December 15, 2018 and 2019 and 1,166 shares on December 15, 2020.

(6)	The vesting of 11,338 shares is subject to the Company achieving a cumulative operating income target for the three year period beginning January 1, 2014 and ending December 31, 2016.

(7)	The market value of the stock awards was determined using the closing price of the Company’s common stock on December 31, 2015 ($5.28 per share).

2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James L. Pokluda III	3,750	11,663	8,224	44,985
Nicol G. Graham	-	-	834	4,370

(1)	The value realized on the exercise of stock options represents the pre-tax difference between the option exercise price and the closing price of the Company’s common stock on the exercise date, multiplied by the number of shares covered by the stock options exercised by the named executive officer.

(2)	The value realized on the vesting of restricted stock represents the number of shares vested multiplied by the closing price of the Company’s common stock on the vesting date.

2006 Stock Plan

Prior to its amendment in February 2014, the Company’s Stock Plan provided that on a Change in Control (as defined therein), all outstanding stock options become fully exercisable, all restrictions applicable to any awards terminate or lapse, and any performance goals applicable to any stock awards are deemed satisfied at the highest level.  As amended, the Stock Plan provides that with respect to grants made after February 2014, the Compensation Committee has the discretion to determine how awards are to be treated upon a Change in Control, provided that if the awards are assumed by the acquiring entity, the vesting provisions continue and the Compensation Committee has the discretion to accelerate vesting only if there is a subsequent termination of employment.

The tables set forth below quantify the additional benefits described above that would be paid to each named executive officer pursuant to the arrangements described above, assuming a termination of employment and/or Change in Control occurred on December 31, 2015.

Name	Salary ($)	Bonus ($)		Accelerated Vesting of Options (1) ($)	Accelerated Vesting of Restricted Stock (1) ($)	Continued Health Coverage ($)
James L. Pokluda III
Prior to change in control (2)	860,000	430,000	(3)	-	102,869	26,075
On or after change in control (2) (4)	860,000	430,000	(3)		200,186	26,075
Death (2)	-	-	(3)	-	-	26,075
Nicol G. Graham
On or after change in control (4)	-	-		-	8,796	-

(1)	Based on the closing price of the Company’s stock on December 31, 2015. Includes unvested stock options where the exercise prices were less than the closing stock price.

(2)	Benefits are provided under Mr. Pokluda’s employment agreement.

(3)	No bonus was payable for the year ended December 31, 2015 or 2014.

(4)	Accelerated vesting of options and restricted stock granted prior to February 10, 2014 is provided under the terms of the Stock Plan as in effect at the date of grant. The above amount does not include accelerated vesting of restricted stock awards granted after February 10, 2014 because any such vesting is at the discretion of the Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 with respect to our compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	592,068	$13.00	448,796
Equity compensation plans not approved by security holders	-	-	-

(1)	Amounts shown in this row relate solely to stock options and restricted stock units granted under our Stock Plan. The Stock Plan provides for discretionary awards of stock options, restricted stock and restricted stock units to selected employees and directors. The Compensation Committee may grant non-qualified or incentive stock options to selected employees and non-qualified stock options to non-employee directors. The Compensation Committee may set the terms and conditions applicable to the options, including the exercise price of the option, type of option and the number of shares subject to the option. In any event, each option will expire 10 years from the date of grant.

This row excludes shares of restricted stock granted under the Stock Plan, which were granted at no cost to the recipients. The Compensation Committee may grant restricted stock and restricted stock unit awards to directors and selected employees, either for no consideration or for such appropriate consideration as the committee determines. The Compensation Committee has the discretion to determine the number of shares awarded and the restrictions, terms and conditions of the award. Subject to the restrictions, the recipient of an award will be a stockholder with respect to the shares awarded to him or her and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and, if and when the restrictions lapse, to receive dividends, if any, on the shares. The Compensation Committee may establish, as restrictions on the stock, performance goals and targets for participants, which lapse if we achieve the performance goals and targets for the designated performance period. The performance goals may be based on one or more business criteria. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Compensation Committee.

(2)	Weighted-average exercise price of outstanding stock options. The restricted stock units have no exercise price.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board is responsible for providing oversight of our accounting and financial reporting functions.  The board appoints the Audit Committee annually, with the committee consisting of at least three directors. The Audit Committee operates under a formal charter, which is available on the Company’s website at http:www.houwire.com and by clicking on the “Corporate Governance” link.  The Audit Committee charter sets forth in detail the duties and responsibilities of the Audit Committee.

The Audit Committee relies on the expertise and knowledge of management and Ernst & Young LLP, the Company’s independent registered public accounting firm, in carrying out its oversight responsibilities. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles.  Ernst & Young LLP is responsible for auditing those financial statements and issuing a report thereon.

The Audit Committee reviewed and discussed with management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2015. The Audit Committee also reviewed and discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit Committee received the written independence disclosures and the letter from Ernst & Young LLP that are required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.  The disclosures described the relationships and fee arrangements between the firm and the Company.  Consistent with the applicable requirements of the PCAOB and the rules and regulations of the SEC, the Audit Committee considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the fiscal year ended December 31, 2015 is compatible with maintaining Ernst & Young LLP’s independence and has discussed with Ernst & Young LLP the firm’s independence from the Company.

Based on the above-mentioned reviews and discussions with management and Ernst & Young LLP, the Audit Committee, exercising its business judgment, recommended to the board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Michael T. Campbell, Chairman
Mark A. Ruelle
Wilson B. Sexton

Dated: March 7, 2016

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

•	Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and internal controls and reviews of financial statements included in Forms 10-Q, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

•	Audit-Related Services consist of assurance and related services by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, and accounting consultations.

•	Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance.

•	Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The table below summarizes the fees billed by our independent registered public accounting firm, Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2015 and 2014 and fees billed for other services rendered by Ernst & Young LLP during those periods.

Year	Audit Fees(1)	Audit-Related Fees	Tax Fees(2)	All Other Fees	Total
2015	$448,046	$—	$48,559	$—	$496,605
2014	$437,472	$—	$51,000	$—	$488,472

(1)	Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements (including services related to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and the reviews of the interim financial statements included in our Forms 10-Q.

(2)	Tax fees represent professional services related to tax compliance.

For the fiscal year ended December 31, 2015, none of the Audit-Related Fees, Tax Fees or Other Fees were approved in accordance with the exceptions to the pre-approval requirements set forth in 16 CFR 210.2-01(c)(7)(i)(C).

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 is not required.  However, the Board of Directors is submitting the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm to the stockholders for ratification to learn the opinion of stockholders on this selection.  If the stockholders fail to ratify Ernst & Young LLP as the independent registered public accounting firm, the Audit Committee will reassess its appointment.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.  Representatives of Ernst & Young LLP are expected to be at the annual meeting of stockholders and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Board Recommendation and Stockholder Vote Required

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal No. 2 on the proxy card).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval.

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, the Compensation Committee's goal in setting executive compensation is to provide a compensation package that attracts, motivates and retains executive talent and rewards executive officers for superior Company and individual performance while encouraging behavior that is in the long-term best interests of the Company and its stockholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is performance-based and dependent upon the Company's achievement of specified financial goals and the performance of the Company's shares on a long-term basis. In fiscal 2015, the Company failed to achieve its operating performance goals.

Stockholders are urged to read the CD&A, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2015. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our named executive officers in fiscal 2015 reflects and supports these compensation policies and procedures.

In accordance with Rule 14a-21 under the Securities Exchange Act of 1934 and as a matter of good corporate governance, stockholders will be asked at the 2016 annual meeting of stockholders to approve the following advisory resolution:

RESOLVED, that the stockholders of Houston Wire & Cable Company approve, on an advisory basis, the compensation of the Company's named executive officers described in the Compensation Discussion and Analysis section of the Proxy Statement and disclosed in the 2015 Summary Compensation Table and related compensation tables and narrative disclosure included in the Proxy Statement.

This advisory vote, commonly referred to as a "say-on-pay" advisory vote, is not binding on the board. Although non-binding, the board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless the board modifies its policy on the frequency of holding say-on-pay advisory votes, the Company will hold a say-on-pay advisory vote annually, and the next say-on-pay advisory vote will occur in 2017. In 2017, the stockholders also will be asked to vote on the frequency of holding say-on-pay advisory votes.

Board Recommendation and Stockholder Vote Required

The Board of Directors recommends a vote “FOR” the advisory approval of the Company’s executive compensation (Proposal No. 3 on the proxy card).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval.

ANNUAL REPORT TO STOCKHOLDERS

We have enclosed our 2015 annual report to stockholders with this proxy statement. The annual report includes our annual report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC. The annual report on Form 10-K contains our audited financial statements, along with other financial information about us. We urge you to read these documents carefully.

You can also obtain, free of charge, a copy of our annual report on Form 10-K by:

•	accessing the Investor Relations section of our website at http://www.houwire.com and clicking on the “SEC Filings” link;

•	writing to:

Houston Wire & Cable Company — Chief Financial Officer

10201 North Loop East

Houston, Texas 77029; or

•	telephoning us at: (713) 609-2200.

You can also obtain a copy of our annual report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s website at http://www.sec.gov.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2017 ANNUAL MEETING

The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by us in accordance with the proxy rules.  In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2017 annual meeting of stockholders, that proposal must be received at our corporate headquarters, 10201 North Loop East, Houston, Texas 77029 (Attention: Chief Financial Officer), no later than November 24, 2016.

Our certificate of incorporation and by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.  Our certificate of incorporation and by-laws provide that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our Board of Directors or by our chief executive officer or the chairman of our Board of Directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting and upon giving of notice and provided that the stockholder has given to our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.  Specifically, our bylaws provide the following procedure in order that business may properly come before the stockholders at the annual meeting.  Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company.  Such notice must be given no earlier than January 3, 2017 and no later than February 2, 2017.  In addition, the following information must be provided in the written notice: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (3) the class and number of shares of common stock that are beneficially owned by the stockholder, (4) any material interest of the stockholder in such business and (5) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

If the stockholder proposes to nominate a person as a director, the written notice must be given no earlier than January 3, 2017 and no later than February 2, 2017 and must set forth the following information as to each proposed nominee: (1) the name, age, business address and, if known, residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the number of shares of common stock which are beneficially owned by such nominee, and (4) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to be named as a nominee and to serve as a director if elected.  As to the stockholder giving the notice, the following information is required: (1) the name and address, as they appear on the Company’s books, of such stockholder and (2) the number of shares of common stock beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the SEC. Officers, directors and stockholders owning more than ten percent of our common stock are required by the SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely upon a review of Forms 3 and 4 and any amendments furnished to us, we believe that our directors, officers and greater than 10% beneficial owners complied with all applicable Section 16 filing requirements during 2015.

Other Information

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be the responsibility of the Company.  In addition to the use of mailings, proxies may be solicited by personal interview, telephone and by our directors, officers and regular employees without special compensation therefor.  We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Our board does not know of any other matters that are to be presented for action at the 2016 annual meeting of stockholders.  Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Nicol G. Graham
Vice President, Chief Financial Officer, Treasurer and Secretary

Dated: March 24, 2016

HOUSTON WIRE & CABLE COMPANY

HOUSTON WIRE & CABLE COMPANY
ATTN: NICOL GRAHAM
10201 NORTH LOOP EAST
HOUSTON, TX 77029

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 James L. Pokluda III 02 Michael T. Campbell 03 I. Stewart Farwell 04 Mark A. Ruelle 05 William H. Sheffield
06 G. Gary Yetman

The Board of Directors recommends you vote FOR proposals 2. and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

HOUSTON WIRE & CABLE COMPANY
2016 Annual Meeting of Stockholders
May 3, 2016 8:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) William H. Sheffield and James L. Pokluda III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Houston Wire & Cable Company that the stockholder(s) is/are entitled to vote at the 2016 Annual Meeting of Stockholders to be held at 8:30 a.m., CDT, on May 3, 2016 at 10201 North Loop East, Houston, TX 77029, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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